Exhibit 99.3

INDUCEMENT
RESTRICTED STOCK UNIT AGREEMENT

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Participant:  Todd Cunfer

Grant Date:  December 1, 2022

Number of Restricted Stock Units Granted:  22,381

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THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “ Agreement”), dated as of the Grant Date specified above, is entered into by and between Freshpet, Inc., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above.

WHEREAS, it has been determined that it would be in the best interests of the Company to grant the restricted stock units (“RSUs” or this “Award”) provided herein to the Participant;

WHEREAS, the RSUs are being granted outside of the Freshpet, Inc. 2014 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”);

WHEREAS, the Participant and the Company have entered into that certain Employment Agreement, dated as of October 27, 2022 (the “Employment Agreement”); and

WHEREAS, the RSUs are collectively intended to qualify as an “employment inducement grant” under NASDAQ Listing Rule 5635(c)(4).

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.          Incorporation By Reference; Plan Document Receipt.  Notwithstanding that the RSUs are being granted outside of the Plan, this Agreement shall be administered by the Committee and is otherwise subject in all respects to the terms and provisions of the Plan applicable to Awards and Other Stock-Based Awards, all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein.  Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.  The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of this Agreement shall control.

2.           Grant of Restricted Stock Unit Award.  The Company hereby grants to the Participant, as of the Grant Date specified above, the number of RSUs specified above.  Except as otherwise provided in the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason. The Participant shall have no rights as a stockholder with respect to any shares of Common Stock underlying the RSUs unless and until the Participant has become the holder of record of such shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan or this Agreement.

3.           Vesting.

(a)         Subject to the provisions of Sections 3(b) and 3(c) hereof, the RSUs subject to this Award shall become vested as follows, provided that the Participant has not incurred a Termination prior to each such vesting date:

Vesting Date	Number of RSUs Vesting
First Anniversary of Grant Date	7,460
Second Anniversary of Grant Date	7,460
Third Anniversary of Grant Date	7,461

There shall be no proportionate or partial vesting in the periods prior to each vesting date set forth above and all vesting shall occur only on the appropriate vesting date, subject to the Participant’s continued service with the Company or any of its Subsidiaries on each applicable vesting date.

(b)       Committee Discretion to Accelerate Vesting.  Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting of the RSUs at any time and for any reason.

(c)        Change in Control.  Upon the Participant’s Termination by the Company without Cause (as defined in the Employment Agreement) or by the Participant for Good Reason (as defined in the Employment Agreement) upon or during the two (2)-year period following a Change in Control, a number of RSUs shall become vested (calculated by (i) multiplying the aggregate number of RSUs by a fraction, the numerator of which is the number of days between the Grant Date and the date of such Termination and the denominator of which is the number of days between the Grant Date and the third anniversary of the Grant Date and (ii) subtracting the number of RSUs that were previously vested as of the date of such Termination), provided, that the number of RSUs that becomes vested under the conditions of this Section 3(c) shall be with respect to no less than thirty seven and one half percent (37.5%) of the aggregate number of RSUs.

(d)         Forfeiture.  Subject to the Committee’s discretion to accelerate vesting hereunder, all unvested RSUs shall be immediately forfeited upon the Participant’s Termination for any reason.

4.           Delivery of Shares.

(a)        General.  Subject to the provisions of Sections 4(b) and 4(c), within thirty (30) days following the vesting of the RSUs, the Participant shall receive the number of shares of Common Stock that correspond to the number of RSUs that have become vested on the applicable vesting date; provided that the Participant shall be obligated to pay to the Company the aggregate par value of the shares of Common Stock to be issued within ten (10) days following the issuance of such shares unless such shares have been issued by the Company from the Company’s treasury.

(b)        Blackout Periods.  If the Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date such distribution would otherwise be made pursuant to Section 4(a) hereof, such distribution shall be instead made on the earlier of (i) the date that the Participant is not subject to any such policy or restriction and (ii) the later of (A) the end of the calendar year in which such distribution would otherwise have been made and (B) a date that is immediately prior to the expiration of two and one-half months following the date such distribution would otherwise have been made hereunder.

(c)         Deferrals.  If permitted by the Company, the Participant may elect, subject to the terms and conditions of the Plan and any other applicable written plan or procedure adopted by the Company from time to time for purposes of such election, to defer the distribution of all or any portion of the shares of Common Stock that would otherwise be distributed to the Participant hereunder (the “Deferred Shares”), consistent with the requirements of Section 409A of the Code.  Upon the vesting of RSUs that have been so deferred, the applicable number of Deferred Shares shall be credited to a bookkeeping account established on the Participant’s behalf (the “Account”).  Subject to Section 5 hereof, the number of shares of Common Stock equal to the number of Deferred Shares credited to the Participant’s Account shall be distributed to the Participant in accordance with the terms and conditions of the Plan and the other applicable written plans or procedures of the Company, consistent with the requirements of Section 409A of the Code.

5.         Dividends; Rights as Stockholder.  Cash dividends on shares of Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to each RSU granted to the Participant, provided that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and shall be held uninvested and without interest and paid in cash at the same time that the shares of Common Stock underlying the RSUs are delivered to the Participant in accordance with the provisions hereof.  Stock dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of the Participant with respect to each RSU granted to the Participant, provided that such stock dividends shall be paid in shares of Common Stock at the same time that the shares of Common Stock underlying the RSUs are delivered to the Participant in accordance with the provisions hereof.  Except as otherwise provided herein, the Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by any RSU unless and until the Participant has become the holder of record of such shares.

6.          Non-Transferability.  No portion of the RSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the RSUs as provided herein, unless and until payment is made in respect of vested RSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested shares of Common Stock issuable hereunder.

7.           Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

8.           Withholding of Tax.  The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the RSUs and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement.  With the consent of the Committee, any minimum statutorily required withholding obligation with regard to the Participant may be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable to the Participant hereunder.

9.          Legend.  The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Common Stock issued pursuant to this Agreement.  The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Common Stock acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section 9.

10.        Securities Representations.  This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Participant.  The Participant hereby acknowledges, represents and warrants that:

(a)         The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 10.

(b)         If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the shares of Common Stock issuable hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares of Common Stock and the Company is under no obligation to register such shares of Common Stock (or to file a “re-offer prospectus”).

(c)         If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Common Stock of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the shares of Common Stock issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.

11.         Entire Agreement; Amendment.  This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan.  This Agreement may also be modified or amended by a writing signed by both the Company and the Participant.  The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof. The Committee’s determinations shall be final, binding and conclusive upon all parties, absent manifest error or bad faith.

12.         Notices.  Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company.  Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

13.         No Right to Employment.  Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

14.       Transfer of Personal Data.  The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the RSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan).  This authorization and consent is freely given by the Participant.

15.         Compliance with Laws.  The grant of RSUs and the issuance of shares of Common Stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto.  The Company shall not be obligated to issue the RSUs or any shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements.  As a condition to the settlement of the RSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

16.        Section 409A.  Notwithstanding anything herein or in the Plan to the contrary, the Award is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

17.        Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.  The Participant shall not assign any part of this Agreement without the prior express written consent of the Company.

18.        Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

19.        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

20.        Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

21.         Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

22.         Acquired Rights.  The Participant acknowledges and agrees that:  (a) the Company may terminate or amend the Plan at any time, and that this Agreement does not amend the Plan; (b) the Award of RSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the RSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

23.         Restrictive Covenants.

(a)         Incorporation by Reference.  The Participant acknowledges and agrees that (a) the Participant is bound by the restrictive covenants set forth in Sections 6, 7 and 8 of the Employment Agreement (collectively, the “Restrictive Covenants”) and (b) the Restrictive Covenants are incorporated by reference into this Agreement and, for purposes of this Agreement, shall survive any termination of the Employment Agreement.

(b)         Remedies.  The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 23 would be inadequate and, in recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages.  In addition, in the event of any violation by the Participant of this Section 23, (i) any portion of the Award outstanding at the time of such violation shall be deemed to have been immediately forfeited and cancelled as of the date of such violation without any consideration being paid therefor and otherwise without any further action of the Company whatsoever, (ii) all shares of Common Stock received in connection with the settlement of the Award that are then outstanding and held by the Participant will be immediately forfeited, and (iii) the Company shall be entitled to recover from the Participant, and the Participant shall pay over to the Company, an amount equal to any “net gain” realized pursuant to the Award (whether received in a subsequent sale of the shares of Common Stock that were underlying the Award as of the Grant Date or otherwise) during the one-year period prior to such violation.  For this purpose, “net gain” means an amount equal to the gain realized pursuant to the Award, less any brokerage or transaction expenses and taxes incurred as a result of such gain.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FRESHPET, INC.

By:	/s/ Thembi Machaba

Name:	Thembi Machaba

Title:	Senior Vice President, Human Resources

PARTICIPANT

/s/ Todd Cunfer

Name: Todd Cunfer